Exhibit 10.1

PAYONEER GLOBAL INC.
CHANGE IN CONTROL SEVERANCE PLAN

Effective November 28, 2025

Payoneer Global Inc. has adopted this Change in Control Severance Plan as of the Effective Date to provide certain designated executives of the Company Group with severance and other payments and benefits under covered circumstances.

Article I
DEFINITIONS AND INTERPRETATIONS

Section 1.01   Definitions. Capitalized terms used in this Plan shall have the following meanings, except as otherwise provided or as the context of the Plan otherwise requires:

“Administrator” means the Committee or any delegate of the Committee acting within the authority delegated to it pursuant to Section 5.04.

“Annual Salary” means the annualized rate of base salary applicable to the Participant as of the Termination Date (or in the event that a Participant experiences a Termination of Employment for Good Reason as a result of a material reduction in Annual Salary, the annualized rate of base salary in effect immediately prior to such reduction).

“Board” means the Board of Directors of the Company.

“Cause” is as defined in the Participant’s Service Agreement, if any, or equity award agreement or, if not so defined, has the meaning set forth in the Omnibus Plan.

“Change in Control” has the meaning set forth in the Omnibus Plan.

“Change in Control Period” means the period beginning on the date that is three (3) months prior to a Change in Control and ending on the date that is twelve (12) months following such Change in Control.

“Code” means the Internal Revenue Code of 1986, as amended, and any amendments or successor provisions to such section and any regulations under such section.

“Committee” means the Compensation Committee of the Board or any another committee of the Board that is designated by the Board to administer this Plan.

“Company” means Payoneer Global Inc. and its Successors and assigns.

“Company Group” means the Company and its Affiliates (as such term is defined in the Omnibus Plan).

“Disability” is as defined in Participant’s Service Agreement or, if not so defined, means any medically determinable physical or mental impairment resulting in the Participant’s inability to engage in any substantial gainful activity, where such impairment is likely to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined reasonably and in good faith by the Committee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as may be amended from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Good Reason” means the occurrence of any of the following, without the Participant’s written consent: (a) a material reduction to a Participant’s Annual Salary or Target Bonus (each as defined below); provided that a reduction in Executive’s Annual Salary or Target Bonus of up to fifteen percent (15%) shall not constitute a material reduction to a Participant’s Base Salary or Target Bonus if applied to substantially all of the Company’s other senior executive officers; (b) a material diminution, without the Participant’s written consent, of the Participant’s position, title, authority, duties or responsibilities; or (c) an involuntary relocation of the Participant’s then current principal place of business to a location more than thirty-five (35) miles from the Participants current principal place of business. The Participant may terminate the Participant’s employment for Good Reason by providing the Company written notice setting forth in reasonable specificity the event that constitutes Good Reason, within thirty (30) days of the occurrence of such event. The Company shall have the opportunity to cure (if curable) the event that constitutes Good Reason, and if not cured within thirty (30) days of receipt of such notice, the Participant’s termination will be effective upon the expiration of such cure period.

“Omnibus Plan” means the Company’s Omnibus Incentive Plan, as may be amended from time to time, and any successor plan thereto.

“Participant(s)” means an employee (or employees) of the Company Group, in each case as determined by the Administrator, who have executed a Participation Agreement.

“Participation Agreement” means any agreement by and between a Participant and the Company.

“Person” has the meaning set forth in the Omnibus Plan.

“Plan” means this Payoneer Global Inc. Change in Control Severance Plan, as may be amended, supplemented or modified from time to time in accordance with its terms.

“Section 409A” means Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder.

“Service Agreement” means any employment, severance, consulting or similar agreement between any member of the Company Group and a Participant.

“Successor” means a successor to all or substantially all of the business, operations or assets of the Company or such other portion of the Company’s business as shall be determined by the Administrator.

“Target Bonus” means the annual target bonus opportunity of the Participant at the beginning of the Change in Control Period.

“Termination Date” means, with respect to any Participant, the actual date of the Participant’s Termination of Employment.

“Termination of Employment” means the time when the employee-employer relationship between the Participant and the Company Group is terminated for any reason, with or without Cause, including, but not limited to, a termination by resignation, discharge, death, or Disability; provided that such “Termination of Employment” constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).

Section 1.02   Interpretation. In this Plan, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” refer to this Plan as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof and (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Article II
ELIGIBILITY

Section 2.01   Eligible Employees. Only employees of the Company Group who have executed a Participation Agreement shall be eligible for payments and benefits under this Plan.

Article III
SEVERANCE AND RELATED TERMINATION BENEFITS

Section 3.01   Termination of Employment during Change in Control Period. In the event that, during a Change in Control Period, a Participant incurs a Termination of Employment initiated by a Company Group member without Cause or initiated by the Participant for Good Reason, the Participant shall receive the following Change in Control Severance Payment and other payments and benefits, subject to Section 3.02 and any other conditions set forth in this Plan:

(a)   Subject to the limitations set forth in Section 3.05, the Participant shall receive a lump sum cash payment in an amount equal to the sum of the Participant’s (i) Annual Salary and (ii) Target Bonus (the “Change in Control Severance Payment”), payable on or before the thirtieth (30th) day after the Termination Date (subject to Section 3.04).

(b)   In addition to the Change in Control Severance Payment, if the Participant timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and subject to any legal limitations under Section 105(h) of the Code, Section 2716 of the Public Health Service Act, or other applicable laws, such COBRA coverage for medical and dental coverage will continue for the Participant and his/her eligible dependents (as applicable) at active employee rates for up to twelve (12) months, subject to normal COBRA termination rules.

(c)   Any equity awards issued to the Participant by the Company Group that vest solely based on the passage of time that remain outstanding as of the Participant’s Termination Date shall immediately vest and, if applicable, become exercisable as of the Participant’s Termination Date.

(d)   With respect to any equity awards issued to the Participant by the Company Group that vest, in whole or in part, based on the satisfaction of performance conditions that remain outstanding as of the Participant’s Termination Date, (x) the performance conditions shall be treated in accordance with the award agreements applicable to such awards, and (y) the time-vesting condition shall be deemed fully satisfied as of the Participant’s Termination Date.

For the avoidance of doubt, a Termination of Employment covered by this Section 3.01 does not include a Termination of Employment (a) due to Disability or death; or (b) resulting solely from a change to a Participant’s employing entity pursuant to the Change in Control (with no other material adverse changes to the terms and conditions of a Participant’s employment) and the Participant declining to accept such change.

Section 3.02   Condition to Receipt of Severance Benefits. In order to receive any payments and benefits set forth in Section 3.01, the Participant must (a) timely execute a Separation and Release Agreement in a form provided by the Company (the “Release”) on or prior to the Release Expiration Date in the form typically used by the Company for terminations of employment of similarly-situated executives and containing generally the following provisions, unless prohibited by law: (i) non-solicitation, non-competition, confidentiality, non-disclosure, clawback, cooperation, return of Company property, in each case, for twelve (12) months from the Termination Date, and (ii) comprehensive waiver, release and covenant not-to-sue and (b) not revoke his/her acceptance of the Release within the seven (7) day period following such acceptance (to the extent a revocation period is required by applicable law). For purposes of this Section 3.02, “Release Expiration Date” means the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to the Participant, or, in the event that the Participant’s Termination of Employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

Section 3.03   Section 280G Excise Tax. Notwithstanding anything in this Plan to the contrary, in the event it is determined that any payment or distribution by the Company to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any adjustment required under this Section 3.03) (in the aggregate, the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, the “Excise Tax”), and if it is determined that (a) the amount remaining, after the Total Payments are reduced by an amount equal to all applicable federal and state taxes (computed at the highest applicable marginal rate), including the Excise Tax, is less than (b) the amount remaining, after taking into account all applicable federal and state taxes (computed at the highest applicable marginal rate), after payment or distribution to or for the benefit of the Participant of the maximum amount that may be paid or distributed to or for the benefit of the Participant without resulting in the imposition of the Excise Tax, then the payments due hereunder shall be reduced so that the Total Payments are one dollar ($1) less than such maximum amount. All determinations made pursuant to this Section 3.03 shall be made by a nationally recognized accounting firm or consultant selected by the Administrator.

Section 3.04   Section 409A Compliance. No payments under this Article III shall be paid to a Participant prior to or during the 6-month period following the Participant’s Termination Date if the Company determines in its sole discretion that paying such amounts at the time or times indicated in this Article III would be a prohibited payment of deferred compensation to a specified employee under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is not made as a result of the previous sentence, then within 15 business days following the end of such 6-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Company shall pay the Participant a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such period, and any remaining amounts due to such Participant shall be paid as otherwise provided in the Plan. For any payment that is delayed under this Article III, the Company shall also pay to the Participant interest on the delayed payment at a rate equal to the rate provided under Section 1274(b)(2)(B) of the Code as of the Termination Date.

Section 3.05   Limitation of Benefits. Notwithstanding anything to the contrary in this Plan and to the extent permissible pursuant to Section 409A of the Code, if a Participant is subject to U.S. taxation, such Participant’s Change in Control Severance Payment shall be reduced by the aggregate amount of any termination, redundancy, severance or similar separation payments or benefits (other than state unemployment benefits) which such Participant is eligible for and receives, due to the Participant’s Termination of Employment, under any other agreement or plan (including, without limitation, any severance plans of the Company Group or any government-mandated plans) or pursuant to any statutory, legislative, or regulatory requirement.

Section 3.06   Plan Unfunded; Participant’s Rights Unsecured. The Company is not required to establish any special or separate fund or make any other segregation of funds or assets to assure the payment of any payments and benefits under this Plan. The right of any Participant to receive any payments and benefits under this Plan shall be an unsecured claim against the general assets of the Company. No payment or benefit under this Plan shall be deemed earned, vested or accrued, except according to the express terms of this Plan.

Article IV
CLAIMS PROCEDURE/ARBITRATION

Section 4.01   Filing and Determination of Claim. A Participant who believes he or she is entitled to receive a benefit under this Plan must file a claim in writing with the Administrator. The Administrator shall, within ninety (90) days after receipt of the claim, either allow or deny the claim in writing.

Section 4.02   Denial of Claim. For any Participant who is subject to the claims and appeals procedures under ERISA (“ERISA Participants”), any initial denial of a claim for benefits shall be from the Administrator in writing, setting forth the following (a) the specific reason(s) for the denial; (b) specific reference(s) to pertinent provision(s) of the Plan on which the denial is based; (d) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (d) an explanation of the Plan’s review procedure and time limits applicable to such procedure, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination.

Section 4.03   Appeals. For ERISA Participants, within sixty (60) days after a claimant’s receipt of a denial of a claim, the claimant (or his/her authorized representative) may apply in writing to request a review of such denial. To the extent required by law, US Participant claimant shall have the right to (a) be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information relevant to his/her claim and (b) submit in writing to the Administrator any comments, documents, records or other information relating to his/her claim.

Section 4.04   Appeal Review. The Administrator shall make a decision on review of a denied claim by an ERISA Participant within sixty (60) days after receipt of the request for review, taking into account all issues relevant to the denial of benefits. The decision on review shall in writing, setting forth (a) the specific reason(s) for the final decision (b) specific reference(s) to the pertinent provisions of the Plan on which the final decision is based, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his/her claim and (d) a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to bring an action under Section 502(a) of ERISA.

Section 4.05   Extensions of Review Periods. For ERISA Participants, the 90-day period described in Section 4.01 and the 60-day period described in Section 4.04 may be extended at the sole and absolute discretion of the Administrator for a second ninety (90)-day or sixty (60)-day period, as the case may be, provided that written notice of the extension is furnished to the claimant prior to the termination of the initial period, indicating the special circumstances requiring such extension and the date by which a final decision is expected.

Section 4.06   Non-ERISA Participants.  With respect to any Participant who is not an ERISA Participant, any dispute, claim, controversy or proceeding arising under the Plan shall be resolved pursuant to the applicable laws and procedures of the jurisdiction in which such Participant is primarily employed, with the applicability of any such laws and procedures to be reasonably determined by the Company based on advice of counsel in the applicable jurisdiction.

Section 4.07   Arbitration.

(a)   Before pursuing a legal remedy, a claimant shall first exhaust the claims procedures set forth in Article IV. Claims Procedure. In the event that there is any remaining claim or dispute arising out of or relating to the Plan following the exhaustion of the procedures set forth in Article IV, then such claim or dispute shall be settled exclusively by binding arbitration in New York, New York in accordance with the JAMS Employment Arbitration Rules & Procedures applicable at the time of commencement of the arbitration (the “JAMS Rules”) by an arbitrator mutually agreed upon by the Participant and the Company or, in the absence of such agreement, by an arbitrator selected according to the JAMS Rules or otherwise by mutual agreement of the parties. In reviewing a decision of the Administrator, the arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Delaware, except to the extent preempted by U.S. Federal law (in which case such law will apply), and shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the procedure set forth in Article IV. Judgment upon any award rendered by such arbitrator(s) shall be entered in any court having jurisdiction thereof upon the application of either party.

(b)   The Company shall advance the costs and expenses of the arbitrator. In any arbitration to enforce any of the provisions or rights under this Plan, the unsuccessful party in such arbitration, as determined by the arbitrator, shall pay to the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred therein by such party (including without limitation such costs, expenses and fees on any appeals), and if such successful party or parties shall recover an award in any such arbitration proceeding, such costs, expenses and attorneys’ fees shall be included as part of such award.

Article V
MISCELLANEOUS PROVISIONS

Section 5.01   Cumulative Benefits. Except as provided in Section 3.05 or as otherwise agreed to in a writing signed between the Company and the Participant, the rights and benefits provided to any Participant under this Plan are cumulative of, and are in addition to, all of the other rights and benefits provided to such Participant under any benefit plan or any agreement between such Participant and the Company Group; provided that, unless and to the extent required by applicable law, in no event shall a Participant be entitled to receive any other severance or separation pay or benefit under any severance or separation pay plan.

Section 5.02   No Mitigation. No Participant shall be required to mitigate the amount of any payment provided for in this Plan by seeking or accepting other employment following a Termination of Employment with the Company. The amount of any payment or benefit provided for in this Plan shall not be reduced by any compensation or benefit earned by a Participant as the result of employment by another employer or by retirement or other benefits, except as described in Section 3.05.

Section 5.03   Amendment, Modification or Termination.

(a)   The Administrator may amend, modify, or terminate the Plan at any time in its sole and exclusive discretion; provided, however, that: (i) no such amendment, modification or termination may materially and adversely affect any rights of any Participant who has incurred a Termination of Employment on or prior to the effective date of such amendment, modification or termination; (ii) any termination of the Plan or modification that is a material diminishment of the severance benefit shall not be effective until twelve (12) months after written notice of such action has been provided to the Participants, except that any modification or amendment shall be immediately applicable to any employee designated as a Participant after the date that the Administrator adopts the modification or amendment; and (iii) the Plan shall not be terminated or materially amended during any Change in Control Period. Notwithstanding the foregoing, the Plan shall terminate when all of the obligations to Participants hereunder have been satisfied in full.

(b)   Notwithstanding Section 5.03(a) or any other provision of this Plan, and to the fullest extent applicable, this Plan shall be interpreted and the terms shall be applied in accordance with Section 409A. In the event that the Administrator in its sole and exclusive discretion determines that any payments, disbursements, or benefits provided, or to be provided, under this Plan may be subject to, and not in compliance with, Section 409A, the Administrator may adopt at any time (without any obligation to do so or to indemnify any Participant for failure to do so) such amendments to this Plan, including amendments with retroactive effect, that it reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Plan from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided under this Plan or (ii) comply with the requirements of Section 409A; and all such amendments shall be immediately effective as to all Participants. No provision of this Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from any Participant or any other individual to the Company Group or its employees or agents.

Section 5.04   Administration. Subject to the limitations of the Plan, the Administrator shall have full and final authority, in its sole and exclusive discretion, to administer the Plan, to construe and interpret its provisions, to decide matters arising under the Plan and to take all other actions deemed necessary or advisable for the proper administration of this Plan. This authority and discretion includes, but is not limited to, determining whether objective (or subjective) criteria under the Plan have been satisfied, resolving any possible inconsistencies or ambiguities, determining eligibility, determining the amount of any payments or benefits, and ensuring compliance with legal and tax matters.

Section 5.05   Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company and its Successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of and be enforceable by such Participant and his/her personal or legal representatives. If any Participant should die while any amounts are due and payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of this Plan to such Participant’s devisees, legatees or other designees or to such Participant’s estate. No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.

Section 5.06   Notices.  All notices and other communications provided for in this Plan shall be in writing and shall be delivered as follows: (a) if to the Company, (x) at the Company’s principal office address, directed to the attention of the Chief Legal Officer or (y) by e-mail to the Chief Legal Officer at [***] (b) if to any Participant, (x) at his/her residence address on the records of the Company and (y) to the Participant’s personal e-mail address on the records of the Company. Each such notice or other communication according to this Plan shall be deemed to have been duly delivered upon being deposited in the United States Mail via certified or registered mail, return receipt requested, postage prepaid, or by overnight delivery using a service capable of tracking and confirmation of receipt (with postage fees prepaid), except that any change of notice address shall be effective only upon receipt, and when sent by email, upon transmission, provided that the sender does not receive an error message indicating non-delivery.  For purposes of this Plan, in order for the Company to terminate any Participant’s employment for Cause, the Company must deliver a written termination notice to such Participant, which notice shall be dated the date it is transmitted for delivery to such Participant, shall specify the Termination Date and shall state that the termination is for Cause and shall set forth in reasonable detail the particulars thereof.

Section 5.07   No Employment Rights Conferred. This Plan shall not be deemed to create a right, promise, contract or guarantee of employment, continued employment, or of any particular job position, between any Participant and the Company Group.

Section 5.08   Severability. If any provision of the Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Plan shall not be affected thereby.

Section 5.09   Governing Law. Except to the extent preempted by U.S. federal law, this Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws rules and applicable federal law.